Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
TRAVERE THERAPEUTICS, INC.

Travere Therapeutics, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The name of the Company is Travere Therapeutics, Inc. The Company’s original Certificate of Incorporation (the “Original Certificate”) was filed with the Secretary of State of the State of Delaware on February 7, 2008 under the name “Desert Gateway, Inc.”

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions to amend the Original Certificate, as amended to date, as follows:

1.    Article IV, Section 4.01 shall be amended and restated to read in its entirety as follows:

“The aggregate number of shares of stock that the corporation is authorized to issue is two hundred twenty million (220,000,000) shares, two hundred million (200,000,000) shares of common stock, par value $0.0001, and twenty million (20,000,000) shares of preferred stock, par value $0.0001, which shares may be issued from time to time without action from the shareholders, for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock, and the holders of such shares shall not be liable for any further payments thereon.”

THIRD: Thereafter pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval, and was duly adopted at an annual meeting of the stockholders of the Company, in accordance with the provisions of Section 242 of the DGCL.

FOURTH: All other provisions of the Original Certificate, as amended to date, as currently on file with the Secretary of State of the State of Delaware shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 18th day of May, 2021.

                    TRAVERE THERAPEUTICS, INC.

                    /s/ Eric Dube
                    Name: Eric Dube, Ph.D.
                    Title:    President and Chief Executive Officer